Exhibit (c)(11)

Project NFL Discussion Materials July 22, 2004 DRAFT 29-Oct-04

Agenda Special Committee Process Post-Agreement Execution Alternatives Pricing Considerations Credit Considerations 1

I. Special Committee Process

Basic Process and Structure Alternatives Parent decides to authorize issuance of a press release to make a public proposal re going private; Parent promptly files amended Sch.13D Parent decides to approach the Cowboy's Board to form a Special Committee to begin the going private discussions in private; [Sch.13D issue being examined] Parent decides, because of stock price or other reasons, not to pursue a transaction at this time RESULT No change in Parent ownership of Cowboy Public route Private route Preliminary work by Parent with financial and legal advisors on valuation, structure, and financing alternatives; due diligence; approach rating agencies for rating conclusions on financing alternatives; obtain financing commitment Parent board considers strategic options for Cowboy at regular meeting Cowboy issues earnings release (before market opens) Parent Board or Executive Committee holds telephonic special meeting to consider going private transaction, including the process for proceeding based in part on stock price after market absorbs 7/29 a.m. earnings release Chairman of Parent notifies Cowboy's independent directors Prior to July 27th July 29th July 31st / Aug. 1st August 2nd 2

Key Decisions 3

Key Decisions (Continued) 4

Public Announcement Considerations Pros Considerations Establishes base price such that Eagle is credited with stock price increases following a public announcement Appearance of more transparent and open process Eliminates risk of information leaks - allows Eagle and Cowboy Special Committee greater control over process Execution of joint communications strategy Manage arb activity more effectively Allows shareholders to voice opinions prior to agreement being reached May reduce execution uncertainty of either tender or shareholder vote Provides Eagle with additional technical market data prior to reaching agreement Facilitates financing process decreasing execution risk even further Even if no agreement is reached and offer is withdrawn, support for the public price going forward may be achieved Given float's concentrated ownership (top 3 own 33% of float *) large shareholders can exert significant pressure on Special Committee Public announcement could appear aggressive to Special Committee and may not be constructive to process Requires careful management of market communications Expectation of "bump" could cause market price to trade above offer Does not change Special Committee requirements to abide by Entire Fairness Doctrine If negotiations could be kept confidential, confidentiality would reduce stock price volatility during negotiations Subject to a material increase in the current price, we would recommend a public announcement concurrent with the proposal to the Special Committee * Includes Charger, Capital Research and Green Bay. 5

Private Equity Considerations Timing Economics When to approach (before announced / during negotiations / following agreement) Time needed to negotiate [Need to amend existing 13-G] Integration of investment with acquisition transaction Pricing - interaction with tender offer / best price, all holders rule Structure of exit provisions may impact rating agency credit Negligible impact on Eagle returns Other investor rights subject to economic terms Legal Long-form merger is most conducive to including Charger as an investor Need to consider Special Committee's reaction to treating a single holder differently Unsuccessful discussions may limit flexibility in the future Communications Market perception Importance of Charger as an investor 6

Special Committee Process Timeline July 2004 July 2004 July 2004 July 2004 July 2004 July 2004 July 2004 S M T W T F S 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28 29 30 31 August 2004 August 2004 August 2004 August 2004 August 2004 August 2004 August 2004 S M T W T F S 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28 29 30 31 September 2004 September 2004 September 2004 September 2004 September 2004 September 2004 September 2004 S M T W T F S 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28 29 30 Thursday July 22 Educate working group on ways the transaction can be executed Discuss public relations firm Discuss Eagle board materials Discuss initial thoughts on price Draft financing commitment papers to Eagle and attorneys Friday July 23 Receive initial ratings views from Moody's Meet with Brunswick to discuss communication plan Turn draft of Shareholder Analysis for Tuesday, July 27th Receive comments from DLA on letter to Cowboy board, term sheet, and press release Weekend July 24/25 Redistribute letter and press release to Eagle DLA circulates draft of Tender Offer (14-D1) and merger agreement Monday July 26 Receive final financing commitments from Citigroup and Lehman Receive initial ratings views from S&P Finalize Eagle board materials Tuesday July 27 Eagle Board Meeting Recirculate letter and Term Sheet to Cowboy Comments to DLA on 14-D1 and Merger Agreement Draft 13-D to working group Wednesday July 28 Comcast and Time Warner announce Q2 earnings Draft presentation to Special Committee sent to Eagle and DLA for review Draft script of responses to investor questions sent to Eagle and DLA for review Finalize financing commitment documents Draft script for Eagle Chairman to Cowboy CEO and board members Week of 7

Special Committee Process Timeline (Continued) Thursday July 29 Cowboy earnings announcement Collect Company and DLA comments on presentation to Special Committee and scripts Friday July 30 Finalize press release Final script for Eagle Chairman to Cowboy CEO and board members Saturday July 31 Turn draft of presentation to Special Committee and redistribute Finalize investor script Sunday August 1 Eagle Board call Send letter to Cowboy Board of Directors (Press release is attachment) Send Merger Agreement and 13-D as package to Cowboy Eagle Chairman calls Cowboy CEO Calls to the three independent directors Eagle Chairman calls Charger Contact ratings agencies Afternoon calls to select media (WSJ, AJC) File 13-D amendment Monday August 2 Press release made pre-market open Richard Jacobson leaves voicemail for major public shareholders Cowboy files 8-K consisting of letter and press release Hire proxy solicitation firm Respond to press, shareholder and analyst inquiries Invite JP Morgan to join financing team Wednesday August 4 Presentation to Special Committee ready and delivered once Special Committee has organized and hired its advisors Week of July 2004 July 2004 July 2004 July 2004 July 2004 July 2004 July 2004 S M T W T F S 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28 29 30 31 August 2004 August 2004 August 2004 August 2004 August 2004 August 2004 August 2004 S M T W T F S 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28 29 30 31 September 2004 September 2004 September 2004 September 2004 September 2004 September 2004 September 2004 S M T W T F S 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28 29 30 8

Key Document Deliverables Items Pre-Contacting Special Committee Post-Contacting Special Committee Legal: Tender Offer Document (14-D1) Proposed Merger Agreement 13D Amendment 7/30 8/2 8/1 Communications: Press Release Draft Draft script to Cowboy CEO / board members Letter to Cowboy Board Draft Presentation to Special Committee Script of Response to Public Inquiry Employee Communication 7/24 7/28 8/1 7/31 7/31 8/2 Final script to Cowboy CEO / board members Script for response to Key Investor Calls Final Presentation to Special Committee 7/30 7/31 8/4 Financing: Obtain Financing Commitments 7/26 Other: Compensation Strategy 7/22 9

Draft Offer Letter 10

Draft Term Sheet Transaction Consideration Eagle proposes to buy 100% of the shares it does not currently own for a price of [$ ] per share Cash Structure Eagle and Cowboy (a) to launch tender offer followed by a short-form merger at the same price Top up provision to achieve 90% if required Conditions 90% acceptance condition in Tender Offer Special Committee agrees to call a Special Meeting if 90% condition is not met Material Adverse Change Hart-Scott-Rodino Special Committee approval / signed Merger Agreement Drop Dead Date TBD Financing Committed financing provided by Citigroup and Lehman Brothers Material Adverse Change (a) Dual Tender if Cowboy is included. 11

II. Post-Agreement Execution Alternatives

Structural Paths with Special Committee Approval 12

Scenario 1 Tender Offer Followed By Second Step Merger 13

Scenario 2 Dual Tender Offer 14

Scenario 3 Eagle Effects Long Form Merger Note: Assumes 633 million share outstanding with public float of 240 million shares. 15

III. Pricing Considerations

Historical Stock Price Performance Share Price Performance: 1/20/95 - 7/19/04 Cowboy: +220% S&P 500: +137% 16

LTM Relative Performance Share Price Performance: 7/19/03 - 7/19/04 Cowboy: (11%) CVC: (9%) Comcast: (6%) Charter: (33%) S&P 500: +13% 17

LTM Stock Price and Volume 18

Stock Price / Volume Distributions Cowboy Last Two Years Trading Data (a) Based on 240.0 million shares outstanding. 19

Premia Paid Analysis Transactions Valued at Over $1 billion Recent Cash Transactions Date Ann. Target Name Acquiror Name Trans. Size % Acq. Premium over Average Price for Premium over Average Price for Premium over Average Price for % of 52-Week High Date Ann. Target Name Acquiror Name Trans. Size % Acq. 1 Day 30 Days 90 Days % of 52-Week High 03/19/03 Expedia USA Interactive $3,636 42% 32% 63% 45% 94% 04/10/03 Hotels.com USA Interactive 1,237 32% 13% 31% 27% 80% 02/04/02 Intimate Brands Limited 1,730 16% 13% 25% 37% 103% 08/15/00 Infinity Broadcasting Corp Viacom Inc 13,649 36% 19% 17% 22% 103% 03/31/00 Hartford Life(ITT Hartford) Hartford Fin Svcs 1,325 19% 12% 39% 32% 92% 03/21/00 Travelers Property Casualty Citigroup Inc 2,449 15% 25% 32% 25% 102% 03/16/00 Vastar Resources Inc BP Amoco PLC 1,576 19% 31% 51% 49% 116% 02/14/00 CareInsite Inc(Medical Mgr) Healtheon/WebMD 1,884 31% 5% (2%) 1% 86% Maximum: $13,649 42% 32% 63% 49% 116% Mean: 3,436 26% 19% 32% 30% 97% Median: 1,807 25% 16% 32% 30% 98% Minimum: 1,237 15% 5% -2% 1% 80% ($ in millions) Date Ann. Target Name Acquiror Name Trans. Size % Acq. Premium Paid over Average Price for Premium Paid over Average Price for Premium Paid over Average Price for % of 52- Week High Date Ann. Target Name Acquiror Name Trans. Size % Acq. 1 Day 30 Days 90 Days % of 52- Week High 06/02/2003 Ribapharm Inc. ICN Pharmaceuticals Inc. $187 20% 23% 33% 38% 66% 07/08/2002 International Specialty Products Samuel J. Heyman $137 20% 30% 49% 24% 93% 06/17/2002 Fortress Group Inc. Lennar Corp. 112 27% 17% 22% 16% 97% 02/19/2002 Travelocity.com Inc. (Sabre Hlg) Sabre Holdings Corp. 447 30% 46% 26% 17% 74% 10/10/2001 TD Waterhouse Group Inc. Toronto-Dominion Bank 403 11% 53% 50% 17% 53% 05/24/2001 Unigraphics Solutions Inc Electronic Data Systems Corp. 225 14% 53% 73% 70% 132% 02/15/2001 Westfield America Inc. Westfield America Trust 720 23% 12% 13% 17% 105% Mean: $319 21% 33% 38% 28% 89% Median: 225 20% 30% 33% 17% 93% ($ in millions) Median / Mean Premia for Large Minority Buy-Ins Using Stock or Cash Consideration Have Been 16% - 19% over Trading Price Immediately Prior to Announcement Sources: Deal data from Thomson Financial Securities Data with supplemental information from press releases; stock prices are from FactSet. Note: Bold indicates transactions with all cash consideration. (1) Completed deals only; excludes Investor Group, LBOs, and MBOs. 20

Precedent Transactions 21

Withdrawn Precedent Transactions Transactions above $50 Million 1/1/2000 - Present 22

Basis of Key Holders Change expressed as percentage of current position. Based on quarterly VWAP with quarterly position changes. Based on quarterly VWAP with quarterly position changes since 1/1/1999, assuming average price of position at 1/1/1999 is $18.77 (VWAP from 1/1/1996 - 12/31/1998). Source: Carson Group, DTC. Data as of 6/23/04. Top 25 Institutional Investors: 23

Cowboy Shareholder Momentum Based on quarterly VWAP with quarterly position changes. Source: Carson Group, DTC. Data as of 6/23/04. LTM Largest Buyers LTM Largest Sellers 24

Stock Price Premium Analysis 25

Cowboy Valuation Summary Price Per Share Preliminary Analysis 26

IV. Credit Considerations

Summary Returns Page - ($33.00 Buy-In Price) Following scenarios compare to Status Quo IRR of 21% ___________________________ Analysis incorporates illustrative valuation and forecast assumptions for Dolphin. Financial analysis assumes high yield financing to be conservative. Assumes 9.1x CYE EBITDA multiple. 27

Cost Impact of Various Rating Decisions 28

Implied 2008 Equity Value NPV Comparison Six B Note: Assumes Dolphin value grows at 10% annually. Assumes blended interest rate of 4.15% in Four B case and 4.67% in Six B case. (a) NPV calculated at 12.5%, representing Charlie's assumed cost of equity. Four B Six B Four B Dolphin Pre-Tax Dolphin After-Tax 29

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